Exhibit 1.1

MASTER STOCK PURCHASE AGREEMENT

This Master Stock Purchase Agreement (this “Agreement”) dated as of May 17, 2022, is entered into between YEVGENIY CHSHERBININ, an individual, (“Chsherbinin”) VICTOR NAZAROV, an individual, (“Nazarov,” and together with Chsherbinin, “Sellers” and individually, a “Seller”), and FB PRIMESOURCE ACQUISITION, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

A. Sellers own all the issued and outstanding shares of common stock (the “Shares”) of Prime Source, a Kazakhstani corporation, (“Prime Source”) and Prime Source’s affiliates consisting of Prime Source Innovation, Prime Source – Analytical Systems, Digitalism, and InFin-IT Solution (with Prime Source, each a “Company” and together, the “Companies”).

B. Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), other than as imposed by the Collateral Assignment and the Security Agreement in favor of each Seller, in the form attached hereto as Exhibit A (the “Collateral Assignment”) and Exhibit B (“Security Agreement”).

Section 1.02 Purchase Price. The aggregate purchase price for the Shares shall be $18,000,000 (the “Purchase Price”). Buyer shall pay the Purchase Price to Sellers as described in Section 1.03 “Payment Schedule” below.

Section 1.03 Payment Schedule.

[The information in Section 1.03 is redacted for this 8-K filing exhibit due to confidential deal and business purposes.]

Section 1.04 Compliance with Kazakhstani Law. The Companies are located in the Republic of Kazakhstan. Accordingly, the Buyer and Sellers acknowledge that the sale of the Shares of the Companies by Sellers to Buyer also must be documented to allow the sale fully to comply with the laws of the Republic of Kazakhstan. To comply with the laws of the Republic of Kazakhstan, the Buyer and each Seller must enter into the following documents, which completion must be undertaken in compliance with the laws of the Republic of Kazakhstan (the “Kazakhstani Agreements”):

(a) A stock purchase agreement for each Seller with respect to and to the extent of his interest in each Company in the form of Exhibit E; and

(b) A pledge of the Shares of each Seller’s interest in each Company’s capital stock in the form of Exhibit F

Each of the Kazakhstani Agreements shall be reviewed by a notary regulated by the laws of the Republic of Kazakhstan, shall be registered as may be allowed and required by the laws of the Republic of Kazakhstan to “perfect” the transfer of the Shares to Buyer, and to secure the Sellers’ collateral security interests created by each Collateral Assignment and each Security Agreement, and shall otherwise be completed as required by the laws of the Republic of Kazakhstan.

Notwithstanding the compliance with Kazakhstani law required under this Section 1.04, the Sellers and the Buyer agree that the beneficial ownership of the Shares is transferred to Buyer on the Initial Closing Date, and that the shares held of record by Sellers are held for the exclusive benefit of Buyer on and after the Initial Closing Date, and that the Sellers are unconditionally obligated to complete the stock purchase agreement under Kazakhstani Law as well as the pledges of the Shares by Buyer to Sellers. From and after the Initial Closing Date, the covenants in Sections 5.02 and 5.03 shall govern.

Section 1.05 Disclosure Schedules. The term “Disclosure Schedules” means the disclosure schedules, attached hereto and made a part hereof, delivered by Sellers and Buyer concurrently with the execution, closing, and delivery of this Agreement.

ARTICLE II
CLOSING

Section 2.01 Closing. The Initial Closing Date activities shall take place as set forth in Sections 1.03 and 1.04, above. The final closing of the transactions contemplated by this Agreement (the “Closing”) shall be carried out as soon as practicable after the Initial Closing Date, but in no even more than twenty (20) days thereafter, remotely by exchange of documents and signatures (or their electronic counterparts).

Section 2.02 Seller Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a) Certificates evidencing the Shares, free and clear of all Encumbrances (other than the Collateral Assignments and the Security Agreements), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b) A good standing certificate (or its equivalent) for the Company (including each of its constituent entities) from the Governmental Authority of the Republic of Kazakhstan. The term “Governmental Authority” means the government or political subdivision of the Republic of Kazakhstan responsible for certifying the existence and standing of the Company.

(c) Each Seller’s Collateral Assignment, executed by Seller as required.

(d) Each Seller’s Security Agreement executed by Seller as required.

(e) The Kazakhstani Agreements, executed by each Seller as required.

In addition, each Seller shall repay out of the closing date sale proceeds hereunder to the Company any loan or other amount owed by such Seller to the Company.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) A certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement, the Collateral Assignments, the Security Agreements, and the Kazakhstani Agreements (collectively, the “Transaction Documents”), and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

(b) The Collateral Assignments executed by Buyer as required, with the certificates evidencing the Shares as pledged pursuant to the Collateral Assignments.

(c) The Security Agreements executed by Buyer as required.

(d) The Kazakhstani Agreements, each executed by Buyer as required.

Section 2.04 Failure to Close. If for any reason caused by Sellers the Closing shall not have occurred within twenty (20) days after the Initial Closing Date, this Agreement shall be terminated and the Purchase Price shall be returned to Buyer, including both the Immediately Available Funds and the Notes.

ARTICLE III
Representations and warranties of sellerS

Each Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof to the standard of knowledge set forth in each. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the knowledge of the Seller making such representations and warranty.

Section 3.01 Organization and Authority. Seller is an individual, and Sellers together own 100% of the Company. Seller has full authority to enter into this Agreement and the other Transaction Documents to which the Seller is a party, to carry out Seller’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Seller is a party constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 Organization, Authority, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the Republic of Kazakhstan and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in the Republic of Kazakhstan.

Section 3.03 Capitalization.

(a) The authorized Shares, and the number of Shares outstanding, and the record owners of such Shares, are set forth on Schedule 3.03 attached hereto. All the Shares of Seller have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all the Shares, free and clear of all Encumbrances, except as further described in the Collateral Assignment and the Security Agreement.

(b) All the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the Shares or obligating Seller or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which he is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award by or with any Governmental Authority (“Governmental Order”) applicable to Sellers or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or the Company is a party or by which Seller or the Company is bound or to which Seller’s or the Company’s properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.05 Financial Statements. Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2019, 2020, and 2021, and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Financial Statements”) are included in the Disclosure Schedules/have been delivered to Buyer. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of 2021, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with the accounting rules and regulations of the Republic of Kazakhstan.

Section 3.06 Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 3.07 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, specifically with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.09(a)), being “Material Contracts”), including the following:

(i) each Material Contract of the Company involving aggregate consideration in excess of One Hundred Thousand Dollars ($100,000) and that, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii) all Material Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.15(a)), environmental, or other Liability of any Person;

(iii) all Material Contracts relating to Intellectual Property (as defined in Section 3.10(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Material Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v) all Material Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) To Seller’s actual knowledge, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. To Seller’s actual knowledge, neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s actual knowledge, complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09 Real Property; Title to Assets.

(a) To the best of Seller’s knowledge, Section 3.09(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. To the best of Seller’s knowledge, the Company has delivered or made available to Buyer true, correct, and complete copies of all Material Contracts, title insurance policies, and surveys relating to the Real Property and, to Seller’s actual knowledge, such copies are true, correct, and complete copies of the applicable Material Contracts.

(b) To Seller’s actual knowledge, the Company has a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). To Seller’s actual knowledge, all Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. To Seller’s actual knowledge, the use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.10 Intellectual Property.

(a) The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b) Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). To Seller’s actual knowledge, the Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. To Seller’s actual knowledge, all of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c) To Seller’s actual knowledge, the conduct of the Company’s business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s actual knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.11 Insurance. To the best of Seller’s knowledge, Section 3.11 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by the Company and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). To Seller’s actual knowledge, such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. To Seller’s actual knowledge, neither Seller nor the Company have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. To Seller’s actual knowledge, all premiums due on such Insurance Policies have been paid. To Seller’s actual knowledge, neither Seller nor the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. To Seller’s actual knowledge, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.12 Legal Proceedings; Governmental Orders.

(a) To Seller’s actual knowledge, there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, threatened against or by the Company or either Seller: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller’s actual knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) To Seller’s actual knowledge, there are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.13 Compliance with Laws; Permits.

(a) To Seller’s actual knowledge, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b) To Seller’s actual knowledge, all permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.13(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.14 Employment Matters.

(a) To the best of Seller’s knowledge, Section 3.14(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. To Seller’s actual knowledge, all compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b) The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) To Seller’s actual knowledge, the Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.15 Taxes.

(a) To Seller’s actual knowledge, all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. To Seller’s actual knowledge, such Tax Returns are true, correct, and complete in all respects. To Seller’s actual knowledge, all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. To the best of Seller’s knowledge, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. To the best of Seller’s knowledge, Buyer has received copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after January 1, 2019, and before December 31, 2021. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. To Seller’s actual knowledge, the Company has no Liability for Taxes of any Person (other than the Company), as transferee or successor, by contract, or otherwise.

(c) To Seller’s actual knowledge, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

Section 3.16 Books and Records. To Seller’s actual knowledge, the minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.17 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.18 Full Disclosure. No representation or warranty by Seller in this Agreement and, to Seller’s actual knowledge, no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Sellers have not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Bankruptcy / Insolvency. Buyer has not, and as of the Closing Buyer shall not have, (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, that remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, that remains pending as of such time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally. No petition has been filed by Buyer, nor has Buyer received written notice of any petition filed against Buyer, under the Federal Bankruptcy Code of the United States or any similar state or federal law. Buyer is not now insolvent and will not be rendered insolvent by reason of consummating any of the purchase of the Shares. As used in this Section, “insolvent” means that the sum of the debts and other probable liabilities of Buyer exceeds the present fair saleable value of its assets. Immediately after giving effect to the consummation of the transactions contemplated in this Agreement, Buyer will be able to pay its debts as they become due in the ordinary course of its business, will not have unreasonably small capital with which to conduct its present or proposed business activity, and will have assets (calculated at fair market value) that exceed its liabilities. Buyer will be able to satisfy all reasonably anticipated final judgments against it with respect to all pending and threatened litigation promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all their other respective obligations. The cash available to Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, Sellers shall, and shall cause the Company and its respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all confidential information, in any form, concerning the Company, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of Sellers or their respective Representatives; or (b) is lawfully acquired by Sellers or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by any obligation. If Sellers or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information that is legally required to be disclosed; provided, however, Sellers shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Management and Governance. From and after the Closing, the Company shall be managed by or at the direction of the Buyer. The Buyer will delegate the authority and responsibility to manage and direct the operation of the Company, on the basis of an order appointing the executive body of the Company, in accordance with the corporate charter of the Company and subject to Buyer’s supervision and control. Sellers, on behalf of themselves and the Company, agree with Buyer to effect and file or record any amendment to the corporate charter of the Company which may be necessary or desirable to reflect the change of ownership and the change in the form of management and governance contemplated by this Agreement. Notwithstanding the foregoing, the Company shall be authorized to take any of the following actions only upon the approval of both the Buyer and Sellers:

(a) any sale, transfer, assignment, exchange, mortgage, financing, hypothecation or encumbrance of all of any part of any real estate belonging to any of the Companies;

(b) the acquisition of any real property or other material assets;

(c) all matters relating to each Company’s compliance with environmental, health, access, and other applicable laws other than in the ordinary course of business, including the adoption of and implementation of any environmental-related operation and maintenance program or any other program to remove or otherwise remediate hazardous materials or other potential adverse effects on Companies’ properties;

(d) commencing, defending or settling any legal action, other than legal actions for amounts less than $50,000 and which relate to matters that commonly occur in the ordinary course of business;

(e) forming any subsidiary;

(f) filing of any petition or consenting to the filing of any petition that would subject the Companies, or any individual asset of any of the Companies or any portion thereof to Bankruptcy; or

(g) approving any transfer of the Buyer’s equity interest in the Company outside of this Agreement.

Section 5.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, each Seller agrees that he shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and each Seller’s sale of the Shares shall be borne and paid by such Seller when due. Seller shall, at his own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02 Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made by such Seller in Section 3.15, but not to exceed the amount of the Purchase Price actually received by such Seller (the “Seller’s Purchase Price”); (b) any Loss attributable to any breach or violation of, or failure fully to perform, any covenant, agreement, undertaking, or obligation of such Seller in ARTICLE VI but not to exceed the amount of the Seller’s Purchase Price; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which a Company (or any predecessor of a Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.02 within ten (10) business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.03 Cooperation and Exchange of Information. Each Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.04 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.15 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.

ARTICLE VII
Indemnification

Section 7.01 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, each Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees, but not to exceed the amount of the Seller’s Purchase Price, based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each Seller their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03 Indemnification Procedures. Whenever any claim arises for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) promptly shall provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.15, which are subject to ARTICLE VI) and all related rights to indemnification shall survive the Closing, until the expiration of the statute of limitations for breach of contract and shall remain in full force and effect until three hundred sixty five (365) days from the Closing Date; provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.17, Section 4.01, and Section 4.04 shall survive until the expiration of the statute of limitations for breach of contract. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing until the expiration of the statute of limitations for breach of contract. Notwithstanding the foregoing, any claims that are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period and promptly, if not thereafter resolved, the non-breaching party files a lawsuit for enforcement of such claims, shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.15 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by Article VI hereof.

Section 7.06 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	Yevgeniy Chsherbinin
_______________________
_______________________
_______________________

Viktor Nazarov
_______________________
_______________________
_______________________

If to Buyer:	FB Primesource Acquisition LLC
_______________________
_______________________
_______________________

with a copy (which shall not constitute notice) to:	Lex Nova Law 10 E. Stow Road, Suite 250 Marlton, NJ 08053 Attention: William Skinner Email: wskinner@lexnovalaw.com

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 English Language Controls. Some of the Transaction Documents have executed and non-executed copies in both English and Russian. In case of any ambiguity between the two versions, the English language copies that are a part of this Agreement (whether separately executed or not) will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York City and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute. Buyer and each Seller hereby expressly WAIVE THE RIGHT TO ANY TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR JUDICIAL PROCEEDING relating to, directly or indirectly, or in any way concerning this Agreement or the conduct, omission, action, obligation, duty, right, benefit, privilege, or liability of a party hereunder TO THE FULLEST EXTENT PERMITTED BY LAW. This waiver of right of trial by jury is separately given and is knowingly, intentionally, and voluntarily made by Buyer and each Seller, with and upon the advice of competent counsel. This waiver is intended to and does encompass each instance and each issue as to which the right to a jury trial would otherwise accrue.

Section 8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Yevgeniy Chsherbinin
Yevgeniy Chsherbinin

/s/ Victor Nazarov
Victor Nazarov

FB PRIMESOURCE ACQUISITION LLC
A Delaware limited liability company

By:	/s/ Peter Ritz
Peter Ritz
Chief Executive Officer

Schedule 3.03

Capitalization

Company	Shareholder (beneficial)	Shareholder (record)	Number	%
Prime Source	Chsherbinin	Chsherbinin		50%
	Nazarov	Nazarov		50%
Prime Source Innovation	Chsherbinin	Chsherbinin		50%
	Nazarov	Nazarov		50%
Prime Source Anal System	Chsherbinin	Chsherbinin		30%
	Nazarov	Nazarov		70%
Digitalism	Chsherbinin	Konstantin		50%
	Nazarov	Konstantin		50%
InFin-IT Solution	Chsherbinin	Kanat		50%
	Nazarov	Kanat		50%